Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this amendment No. 1 to the Registration Statement on Form S-1 (No. 333-273463) and related Prospectus, of our report dated May 15, 2023, except for the reverse stock split discussed in Note 16, as to which the date is August 14, 2023, with respect to the consolidated financial statements of Urgent.ly Inc. as of December 31, 2022 and 2021, and for the years then ended. Our audit report includes an explanatory paragraph relating to Urgent.ly Inc.’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

Tysons, Virginia

September 27, 2023